Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

April 27, 2010

Cummins Reports Strong First Quarter Profits; Increases Financial Guidance for 2010

  Strength in emerging markets, operational improvements more than offset weakness in U.S. on-highway engine markets

  Company expects to earn 10 percent EBIT margin on $12 billion in sales in 2010

COLUMBUS, IN -- Cummins Inc. (NYSE: CMI) today reported higher sales and significantly improved profits in the first quarter compared to the same period in 2009. The gains came on the strength of the Company’s performance in key international markets, and cost reductions and productivity gains in manufacturing facilities across the Company.

Sales of $2.48 billion rose 2 percent from $2.44 billion in the first quarter in 2009, as growth in the Company’s Components and Distribution segments slightly more than offset declines in the Engine and Power Generation segments.

Net income attributable to Cummins Inc. increased to $149 million, or $0.75 a share, from $7 million, or $0.04 a share, during the same period in 2009. Earnings Before Interest and Taxes (EBIT) rose to $266 million, or 10.7 percent of sales, compared to the $94 million, or 3.9 percent of sales a year ago, which excluded restructuring charges.

Compared to the fourth quarter of 2009, sales were down 27 percent due to lower demand in North America, but EBIT remained strong at 10.7 percent of sales, compared to the 11.4 percent reported last quarter, which excluded restructuring charges.

Three of the Company’s four business segments reported improved profits compared to the first quarter of 2009, with only the later-cycle Power Generation business reporting a decline.

The Company’s operational improvements were most evident in the Engine and Components segments, where gross margins and EBIT improved significantly, while the Distribution segment continued its strong performance.

“Our strength in large developing markets such as China, India and Brazil has given us a significant boost as those economies have continued to recover from the recession more quickly than other regions,” said Cummins Chairman and Chief Executive Officer Tim Solso.

“In addition, while demand in the North American on-highway truck markets was very low as we expected due to the implementation of new emissions standards in the U.S. in January 2010, our work during the downturn to reduce costs and improve productivity, largely through our well-established Six Sigma quality program, has allowed us to be much more efficient and to respond quickly to the volatility in demand,” Solso added.

Based on the first quarter results and its forecast for the remainder of the year, the Company today increased its sales and EBIT guidance for 2010. The Company now expects sales to be $12 billion and to earn an EBIT margin of 10 percent of sales.

The Company benefitted from stronger demand in China, India and Brazil as those countries continue their recovery from the recession in 2009. Demand for trucks, construction, mining and distributed power generation equipment strengthened in all three countries – as well as with European OEM customers that export to China, India and the Middle East, and is expected to continue through 2010.

The Company reported weaker demand in North America with medium-duty truck and bus, and heavy-duty engine shipments declining 80 percent from the same period a year ago – and by approximately 90 percent from the fourth quarter of last year. Demand in the North American on-highway engine markets is expected to remain weak through the end of the second quarter, before gradually improving in the second half of the year.

Joint venture income more than doubled year-over-year to $76 million in the first quarter, largely on increased volume at the Company’s engine joint ventures in China and India.

The Company also expects to generate positive cash flow in 2010 and is forecasting capital spending of approximately $400 million for the year, an increase of nearly 30 percent from 2009, to fund projects critical to the Company’s long-term growth.

“Our employees worldwide have done outstanding work, which is reflected in our strong first quarter results, but our priorities for the year have not changed,” said Tom Linebarger, Cummins President and Chief Operating Officer.

“We remain focused on managing the business conservatively so that we can earn a solid profit for the duration of the global downturn and position the Company for strong profitable growth in all markets as the economy recovers,” Linebarger said.

First quarter details (all comparisons are to same period in 2009)

Engine Segment

  Sales - $1.42 billion, down 5 percent

  Segment EBIT - $133 million (9.3 percent of sales), compared to a loss of $16 million

  Total on-highway sales decreased 13 percent

    Revenues in worldwide heavy-duty truck fell 36 percent; worldwide medium-duty truck and bus revenues decreased 5 percent; sales to the light-duty automotive market increased 33 percent on the launch of 2010 model year Dodge Ram pickup

  Industrial sales increased 24 percent

    Construction sales increased 62 percent; marine engine sales increased 13 percent; mining sales increased 28 percent; oil and gas sales fell 80 percent

 Power Generation

  Sales - $517 million, down 21 percent

  Segment EBIT - $34 million (6.6 percent of sales), down 51 percent from $69 million (10.5 percent of sales)

  Commercial Product sales down 27 percent; Commercial Projects down 21 percent; Generator Technologies down 21 percent; Power Electronics down 13 percent. Consumer sales rose 43 percent.

  Markets with the largest declines were Western Europe, Middle East, Africa and North America. The segment saw sales gains in India, China and Eastern Europe.

 Components

  Sales - $630 million, up 19  percent

  Segment EBIT - $57 million (9.0 percent of sales), up from $1 million (0.2 percent of sales)

  Emission Solutions sales up 30 percent; Turbo Technologies sales up 28 percent; Filtration up 13 percent; Fuel Systems down 4 percent

  Fuel systems sales decreased mainly as result of demand decline in North American truck and bus engine markets.

  Turbo Technologies sales growth led by large increases in volumes in China and recovery in aftermarket sales.

  Emission Solutions sales gain driven by higher volumes in North America as a result of the transition to the EPA 2010 Emissions Standards.

Distribution

  Sales - $476 million, up 15 percent

  Segment EBIT - $72 million (15.1 percent of sales), up 24 percent from $58 million (14.0 percent of sales). Gain of $12 million on the acquisition of the Cummins Western Canada distributor contributed to improved segment EBIT margin.

  Cummins Western Canada consolidation contributed $54 million in sales. Largest sales declines by region were in Europe and North and Central America, excluding Western Canada. Asia Pacific posted largest revenue gain. Aftermarket growth in most regions more than offset decline in power generation and engine sales.

Joint Ventures

  Total income - $76 million, up 130 percent from $33 million

  Engine JVs accounted for nearly all of the gain from previous year, led by China and India JVs.

Presentation of Non-GAAP Financial Information

EBIT and EBIT excluding restructuring and other charges are non-GAAP measures used in this release.  Each is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information

Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. The Company reported net income attributable to Cummins Inc. of $428 million on sales of $10.8 billion in 2009. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.